CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-79395 and 333-33905) of our report dated February 14, 2003, with respect to the consolidated financial statements and schedule of MIM Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2002.


/s/ Ernst & Young, LLP

MetroPark, New Jersey
March 26, 2003